EXHIBIT 10.23

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD ONLY PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE OF THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE ACT. THESE SECURITIES MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

TAITRON COMPONENTS INCORPORATED 4.75% SUBORDINATED PROMISSORY NOTE
U.S. $1,000,000	September 30, 2002

Subject to the terms and conditions of this 4.75% Subordinated Note (the “Note”), TAITRON COMPONENTS INCORPORATED, a California corporation (the “Company”), for value received, promises to pay to the order of K.S Best International Co., Ltd. or its registered assigns (the “Noteholder”), whose address is setforth in Section 9.3 below, the principal amount of (U.S. $1,000,000), plus simple interest on the unpaid principal balance from the date hereof at the rate of four and three quarter percent (4.75%) per annum. Such principal amount plus all accrued but previously unpaid interest will be due and payable on the third anniversary of the Note Date. Interest payments shall be made quarterly after the Note Date.

Principal and interest payable hereunder shall be paid to the Noteholder in lawful money of the United States of America by wire transfer to such bank account or at such other address or location as shall be specified by the Noteholder. Overdue interest shall bear interest at the rate of four and three quarter percent (4.75%) per annum from the date on which it is due until paid.

The following is a statement of the rights of the Noteholder and the terms and conditions to which this Note is subject, and to which the Company and the Noteholder, by the acceptance of this Note, agree.

1.  Definitions. As used in this Note, the following terms, unless the context otherwise requires, shall have the following meanings:

1.1  “Company” shall mean the Company and shall include any corporation that shall succeed to or assume the obligations of the Company under this Note.

1.2  “Note Date” shall mean the date on which this Note was originally issued, which is set forth on the first page of this Note in the heading.

1.3  “Merger” shall mean any consolidation of the Company with, or merger of the Company with or into, another corporation (other than a consolidation or merger in which the Company is the surviving corporation and which does not result in any reclassification of, or change in, the outstanding shares of Common Stock), or any proposed sale or transfer to another corporation of all or substantially all of the assets of the Company. The Company shall be the “surviving corporation” in any Merger if the Company, or its shareholders immediately before the transaction, shall own (immediately after the transaction) equity securities, other than warrants, options or similar rights to subscribe to or purchase equity securities, of the surviving or acquiring corporation, or its parent corporation, possessing more than 50% of the voting power of the surviving or acquiring corporation or its parent corporation; and in making the determination of ownership by the shareholders of a corporation, immediately after the transaction, of equity securities pursuant to the preceding clause, equity securities which they owned immediately before the transaction as shareholders of another party to the transaction shall be disregarded.

2.  Grant of Option. In conjunction with the issuance of this Note, the Company grants to Noteholder an option to purchase one hundred thousand shares (100,000) of the Company’s Class A Common Stock (the Option). The exercise price of the Option will be the 30 day average closing price of the Company’s Class A Common Stock prior to the Closing Date of this Note. There is no vesting period and therefore the Option is immediately exercisable. The Option expires three years from the Closing Date. Shares issued under the Option shall be issued as unregistered stock and have restrictive legend as follows:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD ONLY PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE OF THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE ACT. THESE SECURITIES MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

3.  Treatment of Note. To the extent permitted by generally accepted accounting principles consistently applied, the Company shall treat, account and report this Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

4.  Subordination. The Company, for itself and its successors and assigns, covenants and agrees, and the Noteholder and each successive holder of this Note, by the acceptance of this Note, likewise covenants and agrees, that the payment of the principal of and interest and premium, if any, on this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full, in cash, of all the Company’s “Senior Indebtedness,” and that these subordination provisions are for the benefit of the holders of Senior Indebtedness.

This Section 4 shall constitute a continuing Offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are made obligees hereunder and they or each of them may enforce such provisions. Without limiting the generality of the foregoing, it is acknowledged and agreed that Comerica Bank, is a holder of Senior Indebtedness, that such provisions are made for its benefit, and that it may enforce such provisions.

4.1  Definitions. As used in this Section 4, and also in Section 5:

4.1.1  “Indebtedness” of any corporation shall mean the principal of (and premium, if any) and unpaid interest, fees and other payments due in connection with (a) indebtedness which is for money borrowed from others; (b) indebtedness of any other person for money borrowed guaranteed, directly or indirectly, in any manner by such corporation, or in effect guaranteed, directly or indirectly, by such corporation through an agreement, contingent or otherwise; (c) all indebtedness secured by any mortgage, lien, pledge, charge or other encumbrance upon property owned by such corporation, even though such corporation has not in any manner become liable for the payment of such indebtedness; (d) all indebtedness of such corporation created or arising under any conditional sale, lease (intended primarily as a financing device), or other title retention agreement with respect to property acquired by such corporation wherein the rights and remedies of the seller, lessor or lender under such agreement or lease in the event of a default are limited to repossession or sale of such properties; (e) any other obligation whether outstanding on the Note Date or thereafter created or assumed with respect to which the Company shall be or become liable which the Company shall designate as “Indebtedness”; and (f) deferrals, amendments, refinancing, renewals, extensions and refundings of an such indebtedness.

4.1.2  “Senior Indebtedness” shall mean Indebtedness incurred or assumed by the Company, either before or after the date of this Agreement, which is for money borrowed or evidenced by bonds, notes, reimbursement agreements in respect of letters of credit, debentures or similar instruments (a) pursuant to a short-term instrument which constitutes commercial paper, or (b) the holder or holders of which are banks, savings institutions, trust companies, insurance companies, investment trusts, pension funds, pension trusts, employees’ profit-sharing trusts, financial institutions or corporations engaged as the substantial part of their business or operations in investing funds in securities, or any other person lending the Company amounts in excess of U.S. $100,000 or any of them, or (c) obligations which otherwise would have been considered Senior Indebtedness except that they were created or arose under a conditional sale, lease (intended primarily as a financing device) or other similar title retention agreement with respect to the property of the Company or its Subsidiaries wherein the rights and remedies of the seller, lessor or lender under such agreement or lease are limited, in the event of default, to repossession or sale of such properties; provided, however, that there shall be excluded from the definition of Senior Indebtedness any borrowing which by its terms ranks on a parity with or is subordinate to the Notes. “Senior Indebtedness” shall include, in any event, all obligations of the Company from time to time (whether in respect of principal, interest, fees, charges or otherwise, including, without limitation, any interest accruing subsequent to the filing by or against Payor of any proceeding brought under Chapter 11 of the U.S. Bankruptcy Code, whether or not such interest is allowed as a claim in such proceeding) under or pursuant to that certain Business Loan Agreement dated as of May 6, 1997, between the Company and Comerica Bank-California, and any amendment, modification, restatement extension, renewal, refunding, replacement or refinancing thereof, together with all documents, instruments and agreements entered into from time to time in connection therewith or pursuant thereto.

4.2  Payment in Event of Bankruptcy or Similar Event. Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities, of the Company, or otherwise (a) no amount shall be paid by the Company in respect of the principal of or interest or premium, if any, on this Note at the time outstanding, unless and until the principal, premium, if any, and interest upon all Senior Indebtedness shall first be paid in full, in cash, (b) no claim or proof of claim shall be filed with the company by or on behalf of the Noteholder which shall assert any right to receive any payments in respect of the principal of and interest or premium, if any, on this Note, except subject to the payment in full of the principal of, premium, if any, and interest on all of the Senior Indebtedness then outstanding, in cash, (c) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities to which the holders of the Notes would be entitled except for the provisions of this Section 4, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or otherwise, directly to the holders of Senior Indebtedness (pro rata to each holder on the basis of the respective amounts of Senior Indebtedness owed to such holder), to the extent necessary to pay in full, in cash, all Senior Indebtedness remaining unpaid after giving effect to any prior or concurrent payment or distribution to the holders of the Senior Indebtedness on the Senior Indebtedness, and (d) in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than payments described in the provisos below) shall be received by the holder of any Note before all Senior Indebtedness is paid in full, in cash, such payment or distribution shall be received and held in trust for and shall be paid over to holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness owed to such holder), for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, in cash, after giving effect to any prior or concurrent payment or distribution to the holders of the Senior Indebtedness on the Senior indebtedness; provided, however, that this Subparagraph (d) shall apply only to payments or distributions received by the holder of any Note after the commencement of proceedings relating to the winding up dissolution, liquidation or reorganization of the Company as described in this Section.

(a)        4.3  Subordination upon Default With Respect to Senior Indebtedness Due, etc. The Company shall not be permitted to make any payments with respect to this Note if, at the time of the proposed payment, any default shall have occurred and be continuing with respect to the Senior Indebtedness and written notice thereof has been given to the Company and the Noteholder invoking a payment blockage under this Note (a “Payment Blockage Notice”), unless and until such default shall have been cured or the application of this Section 4.3 to such default shall have been waived in writing by the holders of the Senior Indebtedness; provided, however, that: if such default does not relate to the payment of money to the holders of Senior Indebtedness (a “Nonpayment Default”), this Section 4.3 shall not prevent the making of any proposed payment under this Note for a period of more than One Hundred and Eighty (180) consecutive days after the date that a Payment Blockage Notice is given relating to the occurrence of such Nonpayment Default unless the Senior Indebtedness has been declared due and payable in its entirety, in which case no payment or distribution may be made until (i) the Nonpayment Default has been waived or cured and such acceleration has been rescinded or annulled, or (ii) the Senior Indebtedness has been paid in full in cash.

4.4  Effect of Subordination. Nothing contained in this Section 4 shall impair, as between the Company and the Noteholder, the obligation of the Company, which is absolute and unconditional, to pay the Noteholder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Noteholder, upon default under this Note, from exercising all rights, power and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under this Section 4.

4.5  Subrogation. Subject to the payment in full, in cash, of all Senior Indebtedness and until this Note shall be paid in full, the Noteholder shall be subrogated (equally and ratably with the holders of all Indebtedness of the Company which, by its terms, ranks on a parity with this Note) to all rights of any such holder of Senior Indebtedness to receive payments or distributions of assets of the Company, but only to the extent the Noteholder has made any payment to any holder of Senior Indebtedness pursuant to the subordination provisions of this Note. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Noteholder, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Noteholder would be entitled except for the provisions of this Section 4 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Noteholder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

4.6  Reliance by Note Holders. Upon any payment or distribution of assets of the Company referred to in this Section 4, the holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending or upon a certificate of the liquidating trustee or agent or other person making any distribution the holders of Notes for the purpose of ascertaining the amount of the Senior Indebtedness, the holders thereof, the amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 4.

4.7  Rights of Holders of Senior Indebtedness Not to Be Impaired. Subject to Section 4.3 hereof, no right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impair by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder or by any noncompliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof which any such holder may have or otherwise be charge with.

4.8  When Distribution Must Be Paid Over. In the event that the Company shall make any payment to the Noteholder on account of the principal or interest on the Note at the time when such payment is prohibited by Section 4.3, such payment shall be held by the Noteholder, in trust for the benefit of, and shall be forthwith over and delivered to, the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the amount of Senior Indebtedness held by them) or their representative or the trustee under the indenture or other agreement (if any) pursuant to which Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

If a distribution is made to the holder of this Note that because of this Section 4.8 should not have been made to it, the holder of this Note who receives the distribution shall hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

4.9  Notices By Company. The Company shall promptly notify the Noteholder of any facts known to the Company that would cause a payment of principal of or interest of this Note to violate this Section 4, but failure to give such notice shall not affect the subordination of this Note to the Senior Indebtedness provided in this Section 4.

5.  Events of Default. If any of the following events shall occur and be continuing (each individually referred to as an “Event of Default”), the Noteholder may declare the entire unpaid principal and accrued interest on this Note immediately due and payable, without any other presentment, demand, protest or other notice of any kind or character, all of which are hereby expressly waived; provided, however, that with respect to the Events of Default described in Sections 5.2 and 5.3 below, the unpaid principal and accrued interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company:

5.1  Principal or Interest. (a) Any default in the payment of any part of the interest of this Note shall occur and such default shall be continuing uncured or unwaived for 30 days after the Noteholder has given the Company written notice thereof or (b) the Company’s failure to observe any covenant or other provision contained in this Note and such failure of observation shall be continuing uncured or unwaived for 30 days after the Noteholder has given the Company written notice thereof;

5.2  Involuntary Bankruptcy. Within 270 days after the commencement of an action against the Company seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of t he Company stayed, or the stay of any such order or proceeding shall thereafter be set aside, or within 270 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

5.3  Voluntary Bankruptcy. The Company shall have commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall have consented to the entry of an order for relief in an involuntary case under any such law, or shall have consented to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official, of the Company or for any substantial part of its property, or shall have made any general assignment for the benefit of creditors, or shall have failed generally to pay its debts as they become due or shall have admitted in writing its inability to pay its debts generally as they become due, or shall have taken any corporate action in furtherance of any of the foregoing; or

5.4  Cross-Default. Any declared default of the Company under any Senior Indebtedness of the Company for borrowed money that gives the holder thereof the right to accelerate such Senior Indebtedness, and such Senior Indebtedness is in fact accelerated by such holder, and such acceleration is continuing unrescinded.

5.5  Remedies. If any of the foregoing Events of Default shall have occurred and be continuing, the Noteholder may proceed to protect and enforce its rights under this Note by an action in law, suit in equity or other appropriate proceeding, whether for specific performance of any agreement contained in this Note or for an injunction against a violation of any terms of this Note or in aid of the exercise of any power granted by this Note or by law. In case any action is brought arising from a breach of any provision of this Note, the non-prevailing party shall pay to the prevailing party all of the prevailing party’s fees and expenses, including without limitation reasonable attorneys’ fees, relating to such action. No course of dealing and no delay on the part of the Noteholder in exercising any right shall operate as a waiver thereof or otherwise prejudice the Noteholder’s rights, powers or remedies. No right, power or remedy conferred by this Note upon the Noteholder shall be exclusive of any right, power or remedy referred to in this Note, or now or hereafter available at law, in equity, by statute or otherwise.

5.6  Unpaid Interest. In case any one or more Events of Default shall occur and be continuing, any due but unpaid interest shall continue to remain due and accrue interest thereon at the rate of four and three quarter percent (4.75%) per annum from the date on which it is due until paid.

6.  No Shareholder Rights. This Note shall not entitle the Noteholder to any voting rights or other rights as a shareholder of the Company, prior to conversion hereof.

7.  Redemption. This Note shall be subject to redemption under the circumstances set forth in this Section 7.

7.1  Optional Redemption. The Company, at its option, may redeem in whole or in part the principal amount of this Note at any time or from time to time on or after the first anniversary of the Note Date. Upon redemption of this Note, the Company also shall pay to the Noteholder the interest relating to such redeemed principal amount which is accrued and unpaid to the date of redemption plus a premium as set forth below in Section 7.2.

7.2  Premium. The premium for purposes of this Section 7 shall be calculated as follows:

(a)  if redemption of this Note pursuant to this Section 7 occurs on or after the first anniversary of the Note Date but before the second anniversary of the Note Date, the premium shall be an amount equal to two percent (2%) of the principal amount of this Note which is so redeemed;

(b)  if the redemption of this Note occurs after the second anniversary of the Note Date, there shall be no prepayment premium.

7.3  Notice of Redemption. At least 30 but not more than 60 days prior to the date fixed for any redemption (the “Redemption Date”), notice shall be given to the Noteholder of the election of the Company to redeem all or a specified portion of the principal amount of this Note (the “Redemption Notice”). The Redemption Notice shall specify the place at which payment may be obtained and the date on which the Noteholder’s Conversion Rights as to the amount to be redeemed shall terminate pursuant to Section 2 and calling upon the Noteholder to surrender this Note to the Company in the manner and at the place designated. On the Redemption Date, the Noteholder shall surrender this Note to the Company in the manner and at the place designated in the Redemption Notice, and thereupon redemption shall be made to the Noteholder and this Note shall be cancelled. In the event that less than all of the principal amount of this Note is redeemed, upon surrender of this Note to the Company, the Company shall execute and deliver to the Noteholder a new Note of Notes of authorized denominations in principal amount equal to the unpaid principal amount of this Note.

7.4  Cessation of Rights. From and after the Redemption Date, unless there has been a default in redemption, all interest on the redeemed principal amount shall cease to accrue and all rights of the Noteholder as a holder of this Note shall cease with respect to the principal amount redeemed and, with respect to such amount, this Note thereafter shall not be deemed to be outstanding for any purpose whatsoever.

7.5  Undertaking. By acceptance of this Note, the Noteholder agrees to execute and deliver such documents as may reasonably be requested from time to time by the Company in order to implement the foregoing provisions of this Section 7.

8.  Registration, Transfer and Exchange of the Note. The Company shall keep at its principal office a register in which it will provide for the registration and transfer of this Note, at its own expense (excluding transfer taxes). Subject to compliance with applicable laws and the restrictions on transfer described herein, this Note and all rights hereunder are transferable and assignable at the office of the Company, by the Noteholder in person or by the duly authorized representative of the Noteholder, upon surrender of this Note. If this Note is surrendered at said office for registration of transfer or exchange (accompanied in the case of a registration) or transfer by a written instrument of transfer in satisfactory to the Company, at its expense, shall deliver in exchange one or more new Notes in denominations as requested by the Noteholder (but in no case less than U.S. $100,000), for the aggregate unpaid principal amount. Any note or notes issued in a transfer or exchange shall carry the same rights to interest (unpaid and to accrue) carried by this Note so transferred or exchanged so that there will not be any loss or gain of interest on the Note surrendered. Prior to due presentation for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner and holder of this Note for the purpose of receiving payment of principal of and interest on this Note and for all other purposes whatsoever.

Prior to the sale or transfer of any Note, the Noteholder shall surrender said Note to the Company in exchange for a new Note in the principal amount equal to the unpaid balance of principal of the Note surrendered.

9.  Miscellaneous.

9.1  Successors and Assigns. Subject to the foregoing terms and conditions, the rights and obligations of the Company and the Noteholder shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, transferees, successors and assigns of the Company and the Noteholder.

9.2  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS BETWEEN CALIFORNIA RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN CALIFORNIA. ANY US PERSON WHO HOLDS THIS NOTE IS SUBJECT TO LIMITATIONS UNDER THE US INCOME TAX LAWS.

9.3  Notices. Except as otherwise provided herein, all communications hereunder shall be in writing or by either telecopier of telegraph and, if to the Company, shall be mailed, telecopied or telegraphed or delivered to Taitron Components Incorporated, 28040 West Harrison Parkway, Valencia, CA 91355; and if to the Noteholder, shall be mailed, telecopied, telegraphed or delivered to K.S. Best International Co., Ltd., Room 704 Kowloon Building, 555 Nathan Rd, Kowloon, Hong Kong. All notices given by telecopy or telegraph shall be promptly confirmed by letter. Any party hereto may by notice so given change its address for future notice hereunder.

9.4  Severability. In case any provision of this Note shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable, the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Note shall not in any way be affected or impaired thereby.

9.5  Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the transferee, successor or assign of the Noteholder or, if such Note has been transferred by the Noteholder, the holders of at least fifty-one per cent (51%) of the aggregate principal amount of all of the Notes then outstanding.

9.6  Lost, Stolen, Mutilated or Destroyed Note. If this Note is lost, stolen, mutilated or destroyed, the Company shall, on such terms as to indemnity or otherwise as it may reasonable impose (which shall, in the case of a mutilated Note, include the surrender and cancellation thereof), issue a new Note of like denomination and tenor as the Note so lost, stolen, mutilated or destroyed.

9.7  Titles and Headings. The titles and headings contained in this Note are intended for reference and shall not by themselves determine the construction or interpretation of this Note.

9.8  Entire Agreement. This Note delivered pursuant hereto and thereto, constitute the full and entire understanding and agreement between the parties with respect to the subjects hereof and thereof.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

TAITRON COMPONENTS INCORPORATED

By:	/s/ Stewart Wang
Stewart Wang, President & CEO